Funds For Institutions Series:
FFI Government Fund

File Number:               811-05149

CIK Number:                814079

For the Period Ended:      4/30/2009

Pursuant to Exemptive Order ICA Release No. 15520 dated
January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith
Incorporated, for the period November 1, 2008 through December 31, 2008.

                  PURCHASES (IN THOUSANDS)

  TRANSACTION          FACE            SECURITY
     DATE             AMOUNT         DESCRIPTION          RATE      DUE DATE
----------------  --------------  ---------------------  -------  -------------
   11/03/08          $ 194,388      TRI-PARTY MLPF&S      0.30      11/04/08
   11/04/08           $ 90,000            FHLMC           1.70      03/23/09
   11/05/08           $ 70,492      TRI-PARTY MLPF&S      0.20      11/06/08
   11/06/08           $ 62,028      TRI-PARTY MLPF&S      0.20      11/07/08
   11/07/08           $ 39,815      TRI-PARTY MLPF&S      0.22      11/10/08
   11/10/08           $ 36,240      TRI-PARTY MLPF&S      0.18      11/12/08
   11/13/08           $ 58,464      TRI-PARTY MLPF&S      0.32      11/14/08
   11/20/08          $ 133,437      TRI-PARTY MLPF&S      0.32      11/21/08
   11/21/08           $ 83,551      TRI-PARTY MLPF&S      0.55      11/24/08
   11/24/08           $ 85,774      TRI-PARTY MLPF&S      0.60      11/25/08
   12/22/08          $ 200,000      TRI-PARTY MLPF&S      0.10      12/23/08
   12/23/08          $ 200,000      TRI-PARTY MLPF&S      0.10      12/24/08